                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION
                                      OF
                          DFI/AERONOMICS INCORPORATED


       _________________________________________________________________
                   Pursuant to the provisions of Section 102

                       of the General Corporation Law of

                             the State of Delaware
       _________________________________________________________________


     I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware, do HEREBY CERTIFY as follows:

     1. The name of the Corporation is DFI/Aeronomics Incorporated (the "Corporation").

     2. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington 19801, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

     3. (a) The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          (b) The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

     4. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Fifty Million (50,000,000), which shall consist of (i) Forty-Three Million (43,000,000) shares of Class A Voting Common Stock, at a par value of $.0001 per share, (ii) Five Million (5,000,000) shares of Class B Nonvoting Common Stock, at a par value of $.0001 per share, and (iii) Two Million (2,000,000) shares of Convertible Preferred Stock, at a par value of $.0001 per share. The designations, preferences, rights, qualifications, limitations and restrictions of the shares of Convertible Preferred Stock shall be as set forth on Exhibit A attached hereto.

     The designations and the powers, preferences and rights of the shares of Class A Voting Common Stock and the Class B Nonvoting Common Stock and the qualifications, limitations and restrictions thereof are as follows:

     A.   Class A Voting Common Stock.  On all matters as to which the
          ---------------------------
     stockholders of the Corporation are entitled to vote, and except as otherwise provided in this Certificate of Incorporation or by law, each share of Class A Voting Common Stock shall have one vote. Except as specifically provided otherwise in this Certificate of Incorporation, the Class A Voting Common Stock and the Class B Nonvoting Common Stock shall rank pari passu and shall possess equal rights and privileges on a share for share basis, including any rights to liquidating or other distributions.

     B.   Class B Nonvoting Common Stock. Each share of Class B Nonvoting Common
          ------------------------------
     Stock shall be equal to each share of Class A Voting Common Stock in all respects, with the exception of voting rights. Except as otherwise required by applicable law, the holders of shares of Class B Nonvoting Common Stock shall have no right to vote such shares and shall not vote such shares, either as a class separate form the Class A Voting Common Stock or with the Class A Voting Common Stock.

     5. The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware.

     6. Except as provided in Exhibit A attached hereto, no holder of shares of stock of the Corporation shall have any preemptive or other right to receive any securities of the Corporation.

     7. (a) The number of directors which constitute the entire Board of Directors of the Corporation shall be specified in the Bylaws of the Corporation. The directors shall be divided into two classes designated as Class I and Class II. Except as provided herein, the term of office of directors shall be two years. The term of office of those directors in Class I shall expire at the Corporation's annual meeting of stockholders be held in 1998; the term of office of those directors in Class II shall expire at the Corporation's annual meeting of stockholders be held in 1999. At each annual election, directors shall be chosen for a full two year term to succeed those directors whose terms expire.

          (b) The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The name, address and classification of the persons who are to serve as directors until the expiration of their respective terms or until their respective successors are elected and qualified are:

     Name               Address              Classification
     ----               -------              --------------

     Robert Cross       4751 Best Road              II
                        Suite 300
                        Atlanta, GA  30337

     Lawrence Hall      4751 Best Road              I
                        Suite 300
                        Atlanta, GA  30337

     Charles Johnson    4751 Best Road              II
                        Suite 300
                        Atlanta, GA  30337

     Robert Phillips    650 Castro Street           II
                        Suite 300
                        Mountain View, CA  94041

     Dean Boyd          650 Castro Street           II
                        Suite 300
                        Mountain View, CA  94041

     William Wells      650 Castro Street           I
                        Suite 300
                        Mountain View, CA  94041


          (c) The election of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before the voting begins, or unless the Bylaws shall so provide.

     8. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

     9.   The Corporation is to have perpetual existence.

     10. (a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Paragraph 10, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Paragraph 10, shall eliminate or reduce the effect of this Paragraph 10 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Paragraph 10, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

          (b) The Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify and advance expenses to any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities.

          (c) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

     11. The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation or Bylaws of the Corporation, from time to time, to amend this Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

     12. The name and mailing address of the sole incorporator of the Corporation is Grant W. Collingsworth, Morris, Manning & Martin, L.L.P., Suite 1600, 3343 Peachtree Road, Atlanta, Georgia 30326.

     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby acknowledging and declaring and certifying that the foregoing Certificate of Incorporation is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 3rd day of June, 1997.



                                                /s/ Grant W. Collingsworth
                                                --------------------------------
                                                Grant W. Collingsworth
                                                Incorporator

                                   EXHIBIT A
                                   ---------

           CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES, RIGHTS,
          QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF CONVERTIBLE
                PREFERRED STOCK OF DFI/AERONOMICS INCORPORATED


     The relative designations, powers, preferences, right, qualifications, limitations and restrictions of 2,000,000 shares of preferred stock designated the "Convertible Preferred Stock," each of $.0001 par value, are as follows:

     For the purposes of this statement, "Corporation" shall mean DFI/Aeronomics Incorporated.

     "Board of Directors" shall mean the board of directors of the Corporation.

     "Common Stock" shall mean the Class A Common Stock and the Class B Common Stock of the Corporation, collectively.

     "Conversion Price" shall have the meaning provided in Subsection (d)(7)(F) hereof.

     "Conversion Rate" shall have the meaning provided in Subsection (d)(1) hereof.

     "Invested Amount" per share of Preferred Stock shall mean $2.43 adjusted for subdivisions or combinations of the Preferred Stock.

     "Original Issue Date" shall have the meaning provided in Subsection (d)(5) hereof.

     "Preferred Stock" shall mean the 2,000,000 shares of Convertible Preferred Stock $.0001 par value, hereby designated.

     "Class A Common Stock" shall mean the 43,000,000 authorized shares of Class A Voting Common Stock, $.0001 par value per share, of the Corporation.

     "Class B Common Stock" shall mean the 5,000,000 authorized shares of Class B Nonvoting Common Stock, $.0001 par value per share, of the Corporation.

     The preferences, limitations and relative rights granted to and imposed upon the Preferred Stock are as follows:

     (a) Dividend Rights. From and after the Original Issue Date, the holders of
         ---------------
outstanding shares of Preferred Stock shall be entitled to receive, and shall be paid whenever funds are legally available therefor, dividends at an annual rate of $0.1944 share, payable quarterly on or before the end of each fiscal quarter of the Corporation, but only as and when declared by the Board of Directors, prior and in preference to any declaration of payment of any dividend on the Common Stock of the Corporation. Such dividends shall be cumulative and shall accrue from the Original Issue Date, whether or not declared by the Board of Directors of the Corporation. Without the prior written consent of the holders of a majority of the outstanding Preferred Stock, voting separately as a class, no dividends shall be paid with respect to the Common Stock of the Corporation at any time as, and for so long as, any shares of the Preferred Stock remain outstanding. Notwithstanding the foregoing, no dividends may be paid with respect to the Common Stock of the Corporation until all dividends declared or accrued on all outstanding shares of the Preferred Stock have been set apart and paid. Except as expressly set forth in Section (d), the Corporation shall be under no obligation to pay such dividends unless so declared by the Board of Directors.

     (b) Liquidation Rights. In the event of liquidation, dissolution or winding
         ------------------
up of the Corporation, or a "Sale or Merger" (defined below), each holder of an outstanding share of the Preferred Stock shall, at his election, be entitled to receive in exchange for and in redemption of his Preferred Stock, prior and in preference to the holders of Common Stock and the holders of any other class or series of stock of the Corporation ranking junior to the Preferred Stock, by reason of their ownership thereof, (i) in the case of a liquidation, dissolution or winding up of the Corporation, from any funds legally available for distribution to stockholders, and (ii) in the case of a Sale or Merger, from the net proceeds therefrom (defined for these purposes to mean the proceeds, whether cash, securities or property, available for distribution to stockholders or payable to the stockholders by reason of the Sale or Merger), that portion of such funds or proceeds equal to a fraction, (x) the numerator of which is the number of votes to which the holder of such share of Preferred Stock is entitled by virtue of holding such share with respect to the election of the single Director referred to in Section (c) and (y) the denominator of which is the aggregate of the number of votes to which all holders of Preferred Stock and Common Stock and any other class or series of stock of the Corporation the holders of which are entitled to vote in respect of the election of the directors of the Corporation and, as to matters generally that are voted on by stockholders of the Corporation (and not any matter requiring an additional class or other special vote), are entitled to vote by virtue of holding shares of Common Stock and/or Preferred Stock or such other capital stock of the Corporation; provided, however, that notwithstanding the foregoing, the amount payable to such holder of a share of Preferred Stock in the event of liquidation, dissolution or winding up of the Corporation, or a Sale or Merger, as provided above, shall not be less than, and shall be increased if necessary (with sums payable to holders of Common Stock to be reduced ratably per share as necessary) to equal the Invested Amount, plus a per annum amount for the period such share has been issued and outstanding equal to (i) twenty percent (20%), compounded annually, of the Invested Amount less (ii) the aggregate amount of
                                            ----
all dividends actually declared and paid on such share from the date of issuance thereof (the "Liquidation Value"), and no accrued but undeclared dividends shall be payable with respect to such share of Preferred Stock.

     For purposes of this Section (b), a "Sale or Merger" of the Corporation shall mean (i) the sale of all or substantially all the Corporation's assets and
(ii) the acquisition of the Corporation by another entity by way of merger or consolidation resulting in the exchange of the outstanding shares of the Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its parent or subsidiary.

     All the preferential amounts to be paid to the holders of the Preferred Stock under this Section (b) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock or any class or series of stock of the Corporation ranking junior to the Preferred Stock in connection with a liquidation, dissolution or winding up, or a Sale or Merger. If the assets or surplus funds to be distributed to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts payable to such holders, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full amount each such holder is otherwise entitled to receive.

     (c) Voting Rights. Except as set forth specifically below, each share of
         -------------
the Preferred Stock shall be non-voting. With respect to the election of Directors, so long as there remain outstanding any shares of Preferred Stock the holders of Preferred Stock shall vote together as a single class to elect one member of the Board of Directors, and the holders of Common Stock shall elect the remaining members of the Board of Directors. For such purpose, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class B Common Stock into which such share of Preferred Stock would be convertible upon the occurrence of the events described in Section (d) hereof on the record date for the vote or consent of stockholders. Each holder of a share of the Preferred Stock shall be entitled to receive the same prior notice of any stockholders' meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of meeting, but, except as expressly provided in this Section (c) and, except for those matters required by law, or by the terms hereof, to be submitted to a class vote of the holders of Preferred Stock shall not be entitled to vote with holders of the Common Stock upon any matter submitted to a vote of stockholders. Fractional votes in any event shall not be permitted, and any fractions shall be disregarded in computing voting rights.

     Notwithstanding anything contained in this Section (c) to the contrary, should the Corporation fail for any reason (i) to redeem the Preferred Stock under the conditions and in accordance with the terms of Section (b) hereof,
(ii) to issue Class B Common Stock in conversion of the Preferred Stock as provided in Section (d) hereof, (iii) to redeem the Preferred Stock under the conditions and in accordance with the terms of Section (e) hereof, (iv) to honor the preemptive rights granted to holders of Preferred Stock in Section (f) hereof, or (v) to comply with the protective provisions of Section (g) hereof, and should such failure continue for a period of thirty consecutive (30) days, then, for so long as said failure remains uncured, the holders of Preferred Stock shall be entitled, at any annual meeting of the stockholders or any special meeting called for such purpose, voting together as a single class, to elect the smallest number of members of the Board of Directors necessary to constitute a majority of the full Board of Directors of the Corporation, and the holders of Class A Common Stock and the holders of Class B Common Stock (to the extent they are entitled to vote), voting as a single class, shall elect the remaining Directors. For such purpose each holder of a share of Preferred Stock shall be entitled to the number of votes with respect to such share to which such holder would be entitled with respect to the election of the single Director to be elected by all holders of the Preferred Stock voting as a class, provided above. If, prior to the end of the term of any director elected as aforesaid by the holders of shares of the Preferred Stock, a vacancy in the office of such director shall occur by reason of death, resignation, removal or disability, or for any other reason, the right to fill such vacancy shall be vested in the holders of the Preferred Stock unless the right of such holders to elect such director shall have ceased as provided hereafter. At any time after such power to elect a majority of directors shall have so vested in the Preferred Stock, the Secretary of the Corporation may, and, upon the written request of the holders of record of ten percent (10%) or more of the then outstanding shares of the Preferred Stock addressed to the Secretary at the principal office of the Corporation, the Secretary shall, call a special meeting of the holders of Preferred Stock for the election of the directors to be elected by them as hereinabove provided, to be held within thirty (30) days after such call and at the place and upon the notice provided by law and in the Bylaws of the Corporation for the holding of meetings of stockholders. If any such special meeting required to be called as above provided shall not be called by the Secretary within thirty (30) days after receipt of any such request, then the holders of record of ten percent (10%) or more in amount of the Preferred Stock then outstanding may designate in writing one of their numbers to call such meeting, and the person so designated may call such meeting to be held at the place and upon the notice above provided, and for that purpose shall have access to the stock ledger of the Corporation. If any such special meeting shall be called by the Secretary of the Corporation or by the holders of the Preferred Stock as above provided, and if the holders of at least a majority of the Preferred Stock then outstanding and entitled to vote at such meeting shall be present or represented by proxy at such meeting or any adjournment thereof, then, by vote of the holders of at least a majority of such Preferred Stock present or so represented at such meeting, the then authorized number of directors of the Corporation shall be increased by twofold plus one and, at such meeting the holders of the Preferred Stock shall be entitled to elect the additional directors so provided for, but any directors so elected shall hold office only until their respective successors are duly elected and qualified at the annual meeting of stockholders or special meeting held in place thereof next succeeding their election. At such time, if any, as the holders of the Preferred Stock shall obtain the redemption referred to in clause (i) or clause (iii) above, receive the Common Stock specified in clause (ii) above, or obtain rectification of the failure to respect, or restoration of, the rights referenced in clause (iv) or (v) above, as the case may be, then the terms of office of all persons elected as directors by such holders shall forthwith terminate, and the number of directors shall be reduced accordingly. The foregoing remedy shall not be deemed exclusive, and shall be in addition to all other rights and remedies available at law or equity to the holders of Preferred Stock.

     (d) Conversion. The holders of the Preferred Stock shall have conversion
         ----------
rights as follows (the "Conversion Rights"):

         (1.)   Optional. Each share of Preferred Stock shall be convertible, at
                --------
     the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into Class B Common Stock at the initial conversion rate of one (1) fully paid and nonassessable share of Class B Common Stock for each share of Preferred Stock, subject, however, to the adjustments described below. (The quotient obtained by dividing the number of shares of Class B Common Stock into which each share of Preferred Stock may be converted by one is hereinafter referred to as the "Conversion Rate." The initial Conversion Rate shall be one (1).) Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Preferred Stock to be converted in accordance with the procedures described in Subsection (d)(4) below. The Corporation shall pay to the holder thereof promptly following such surrender all declared or accrued but unpaid dividends on the shares of Preferred Stock so converted to, and including, the date of such conversion; provided however, that the Corporation may, at its option, in lieu of making a full cash payment of all such declared or accrued but unpaid dividends, make payment thereof in that number of whole shares of Class B Common Stock calculated by dividing the total of such declared or accrued but unpaid dividends due such holder by the fair market value per share of the Class B Common Stock as determined in good faith by the Corporation's Board of Directors.

         (2.)   Automatic. The Corporation shall notify each holder of Preferred
                ---------
     Stock at least ninety (90) days prior to the anticipated effective date of a registration statement filed by the Corporation under the federal Securities Act of 1933, as amended, covering the underwritten offer and sale of any series or class of common stock of the Corporation to the public having an aggregate offering price to the public of not less than fifteen million dollars ($15,000,000) and a public offering price per share of not less than two and one-half (2-1/2) times the then effective Conversion Price per share (as defined in Subsection (d)(7)(F) below; such offering being referred to hereinafter as a "Qualified Public Offering"). Upon the closing of, but effective immediately prior to, the first sale in a Qualified Public Offering, each and every share of outstanding Preferred Stock held by all holders of Preferred Stock shall automatically be converted into Class B Common Stock, at the then effective Conversion Rate; provided that such conversion shall be conditioned upon the Corporation paying all declared or accrued but unpaid dividends on the outstanding Preferred Stock to each holder to and including the date of such conversion; provided, further, that the Corporation may, at its option, in lieu of making a full cash payment of all such declared or accrued but unpaid dividends, make payment thereof in that number of whole shares of Class B Common Stock calculated by dividing the total of such declared or accrued and unpaid dividends due such holder by the offering price per share in the Qualified Public Offering. Such conversion shall be automatic, without any further action by the holders of shares of Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable upon such conversion unless certificates evidencing such shares of Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Subsection (d)(4) below. Upon the conversion of the Preferred Stock pursuant to this Subsection (d)(2), the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Preferred Stock at his address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection (d)(4) below.

         (3.)   Treatment of Fractional Shares. No fractional shares of Class B
                ------------------------------
     Common Stock shall be issued upon conversion of Preferred Stock, and any shares of Preferred Stock surrendered for conversion that would otherwise result in a fractional share of Class B Common Stock shall be redeemed at the then effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

         (4.)   Mechanics of Conversion. Before any holder of Preferred Stock
                -----------------------
     shall be entitled to convert the same into shares of Class B Common Stock pursuant to Subsection (d)(1) above, or to receive certificates representing the shares of Class B Common Stock into which shares of Preferred Stock are automatically converted in accordance with Subsection
     (d)(2) above, such holder shall surrender the certificate or certificates for such shares of Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Class B Common Stock to be issued if different from the name shown on the books and records of the Corporation. Said conversion notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable laws. The Corporation shall, as soon as practicable thereafter and in no event later than thirty (30) days after the delivery of said conversion notice, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Class B Common Stock issuable upon a conversion pursuant to Subsection (d)(1) or (2) shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock as of the effective date of conversion specified in such section. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his predecessors.

         (5.)   Adjustment for Subdivisions or Combinations of Common Stock.
                -----------------------------------------------------------
     In the event the Corporation at any time or from time to time after the effective date of a written agreement by the Corporation for the initial sale of Preferred Stock (hereinafter referred to as the "Original Issue Date") effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Preferred Stock, then and in each such event the Conversion Rate shall be increased or decreased proportionately.

         (6.)   Adjustments for Dividends. Distributions and Common Stock
                ---------------------------------------------------------
     Equivalents. In the event the Corporation at any time or from time to time
     -----------
     after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of

     Common Stock or other securities or rights convertible into or entitling the holder thereof to receive additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder of such Common Stock Equivalents or the additional shares of Common Stock and without a proportionate and corresponding dividend or other distribution to holders of Preferred Stock then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed, for purposes of this Subsection (d)(6), to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event the Conversion Rate shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate by a fraction,

               (A) the numerator of which shall be the total number of shares of Common Stock (x) issued and outstanding or deemed pursuant to the terms hereof to be issued and outstanding (not including any shares described in clause (y) immediately below), immediately prior to the time of such issuance or the close of business on such record date, plus (y) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents; and

               (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date;

provided, however, that (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate shall be adjusted pursuant to this Subsection (d)(6) as of the time of actual payment of such dividends or distributions; or (ii) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof (or upon the occurrence of a record date with respect thereto), the Conversion Rate computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; or (iii) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Rate computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or (iv) in the event of issuance of Common Stock Equivalents that expire by their terms not more than sixty (60) days after the date of issuance thereof, no adjustments of the Conversion Rate shall be made until the expiration or exercise of all such Common Stock Equivalents, whereupon such adjustment shall be made in the manner provided in this Subsection (d)(6).

         (7.)   Adjustment of Conversion Rate for Diluting Issues. Except as
                -------------------------------------------------
     otherwise provided in this Subsection (d)(7), in the event the Corporation sells or issues any Common Stock or Common Stock Equivalents at a per share consideration (as defined below) less than the Conversion Price (as such term is defined in Subsection (d)(7)(F) below) then in effect for the Preferred Stock, then the Conversion Rate (and, thereby, the Conversion Price) then in effect shall be adjusted as provided in paragraphs (A), (B),
     (C) and (F) hereof. For purposes of the foregoing, the per share consideration with respect to the sale or issuance of Common Stock shall be the price per share received by the Corporation, prior to the payment of any expenses, commissions, discounts and other applicable costs. With respect to the sale or issuance of Common Stock Equivalents that are convertible into or exchangeable for Common Stock without further consideration, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents. With respect to the issuance of other Common Stock Equivalents, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the total aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents plus the total consideration receivable by the Corporation upon the conversion or exercise of such Common Stock Equivalents. The issuance of Common Stock or Common Stock Equivalents for no consideration shall be deemed to be an issuance at a per share consideration of $.01. In connection with the sale or issuance of Common Stock and/or Common Stock Equivalents for non-cash consideration, the amount of consideration shall be determined by the Board of Directors of the Corporation.

         As used herein, "Additional Shares of Common Stock" shall mean either shares of Common Stock issued subsequent to the Original Issue Date or, with respect to the issuance of Common Stock Equivalents, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in exchange for, upon conversion of, or upon exercise of such Common Stock Equivalents.

                (A) Upon each issuance of Common Stock for a per share consideration less than the Conversion Price in effect on the date of such issuance, the Conversion Rate of the Preferred Stock in effect on such date shall be adjusted by multiplying it by a fraction:

                    (x) the numerator of which shall be the number of shares of
                Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of such Additional Shares of Common Stock so issued, and

                    (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock that the aggregate net consideration received by the Corporation for the total number of such Additional Shares of Common Stock so issued would purchase at the Conversion Price then in effect.

                (B) Upon each issuance of Common Stock Equivalents, exchangeable without further consideration into Common Stock, for a per share consideration less than the Conversion Price in effect on the date of such issuance, the Conversion Rate of the Preferred Stock in effect on such date shall be adjusted as in paragraph (A) of this Subsection
           (d)(7) on the basis that the related Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of the Common Stock Equivalents, and the aggregate consideration received by the Corporation for such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

                (C) Upon each issuance of Common Stock Equivalents other than those described in paragraph (B) of this Subsection (d)(7), for a per share consideration less than the Conversion Price in effect on the date of such issuance, the Conversion Rate of the Preferred Stock in effect on such date shall be adjusted as in paragraph (A) of this Subsection (d)(7) on the basis that the related Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of such Common Stock Equivalents, and the aggregate consideration received and receivable by the Corporation on conversion or exercise of such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

                (D) Once any Additional Shares of Common Stock have been treated as having been issued for the purpose of this Subsection (d)(7), they shall be treated as issued and outstanding shares of Common Stock whenever any subsequent calculations must be made pursuant hereto; provided that on the expiration of any options, warrants or rights to purchase Additional Shares of Common Stock the termination of any rights to convert or exchange for Additional Shares of Common Stock, or the expiration of any options or rights related to such convertible or exchangeable securities on account of which an adjustment in the Conversion Rate has been made previously pursuant to this

           Subsection (d)(7), the Conversion Rate shall forthwith be readjusted to such Conversion Rate as would have obtained had the adjustment made upon the issuance of such options, warrants, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                (E) The foregoing notwithstanding, no adjustment of the Conversion Rate (and, thereby, the Conversion Price) shall be made as a result of the issuance of:

                    (w) any shares of Common Stock upon the conversion of shares of Preferred Stock;

                    (x) any shares of Common Stock pursuant to which the
                Conversion Rate and Conversion Price are adjusted under Subsection (5) or (6) of this Section (d);

                    (y) any shares of Common Stock issued pursuant to the
                exchange, conversion or exercise of any Common Stock Equivalents that have previously been incorporated into computations hereunder on the date when such Common Stock Equivalents were issued; or

                    (z) not to exceed 1,800,652 shares of Class B Common Stock
                (provided that such number shall be appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events) issued pursuant to options, warrants or rights (whether presently outstanding or granted in the future) to purchase such shares of Class B Common Stock issuable to employees, officers, Board members or consultants of the Corporation or any subsidiary of the Corporation pursuant to bona fide employee stock option plans created in accordance with Section 422 of the Internal Revenue Code of 1986, as amended, or similar subsequent legislation or pursuant to a non-statutory stock option plan or non-statutory stock option agreements with terms substantially similar to such statutory plan or plans; provided that any such non-statutory stock option plan or agreements shall provide that any options thereunder not be granted for less than the fair market value of the stock into which they are exercisable.

                (F) The Conversion Price at any one time hereunder shall be equal to the quotient obtained by dividing the Invested Amount (defined in Section (b) above) by the then effective Conversion Rate. The initial Conversion Price hereunder shall be $2.43.

         (8.)   De Minimis Adjustments. No adjustment to the Conversion Rate
     (and, thereby, the Conversion Price) shall be made if such adjustment would result in a change in the Conversion Price of less than $.01. Any adjustment of less than $.01 that is not made shall be carried forward and shall be made at the time of, and together with, any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $.01 or more in the Conversion Price.

         (9.)  No Impairment. Except as provided in Section (g) hereof, the
               -------------
     Corporation shall not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section (d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

         (10.) Certificate as to Adjustments. Upon the occurrence of each
               -----------------------------
     adjustment or readjustment of the Conversion Rate pursuant to this Section
     (d), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Preferred Stock.

         (11.) Notices of Record Date. In the event of any taking by the
               ----------------------
     Corporation of a record of the holders of any class of securities other than Preferred Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or rights.

          (12.) Reservation of Stock Issuable Upon Conversion. The Corporation
                ---------------------------------------------
     shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any tine the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Preferred Stock the Corporation shall take such corporate action as may, in the opinion of its counsel be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     (e) Redemption of Preferred Stock. Upon the written request made at any
         -----------------------------
time after the fifth (5th) anniversary of the Original Issue Date by any holder or holders of shares of Preferred Stock the Corporation shall within ninety (90) days of such request, redeem all shares of Preferred Stock held by such holder or holders specified in such written request as shares to be redeemed, by paying in cash to such holder or holders in respect of each such share the Redemption Price (defined below).

     The price payable for each redeemed share of Preferred Stock (the "Redemption Price") shall be equal to the Appraised Value (defined below) of each such share; provided, however, that notwithstanding the foregoing the amount payable to such holder of a share of Preferred Stock in redemption thereof shall not be less than, and shall be increased if necessary to equal, the Invested Amount plus a per annum amount for the period such share has been issued and outstanding equal to (i) twenty percent (20%), compounded annually, of the Invested Amount less (ii) the aggregate amount of all dividends actually
                       ----
declared and paid on such share from the date of issuance thereof, and no accrued but undeclared dividends shall be payable with respect to such share. Should the holders who have submitted a request for redemption (the "Electing Holders") and the Corporation be unable to agree during the twenty (20)-day period immediately succeeding the making of such redemption request as to the Appraised Value without the employment of appraisers, then the Electing Holders and the Corporation shall each select an appraiser experienced in the business of evaluating or appraising the market value of stock, and the appraisers so selected (the "Initial Appraisers") shall appraise such shares to be redeemed. If the difference between the resulting appraisals is not greater than ten percent (10%) of the higher appraisal, then the average of the appraisals shall be deemed the Appraised Value; otherwise, the Initial Appraisers shall select an additional appraiser who shall be experienced in a manner similar to the Initial Appraisers (the "Additional Appraiser"). If the Initial Appraisers fail to select such Additional Appraiser as provided above, then either the Electing Holders or the Corporation may apply, after written notice to the other, to any judge of any court of general jurisdiction for the appointment of such Additional Appraiser. The Additional Appraiser shall appraise such shares to be redeemed as of the date of the redemption and shall forthwith give written notice of his determination to the Corporation and the Electing Holders. The Appraised Value shall then be established by averaging all determinations of value, and then, disregarding the value determination that deviates most from such average, averaging the remaining value determinations. The appraisers shall not discount the Preferred Stock for minority ownership interest. Each of the Electing Holders (as a group) and the Corporation shall pay the expenses and fees of the appraiser selected by such group or the Corporation and one-half the expenses and fees of the Additional Appraiser, with the members of the Electing Holders group bearing such expenses and fees among themselves in proportion to their share ownership.

     Upon the determination of the Redemption Price, each holder of shares to be redeemed shall surrender the certificate representing such shares to the Corporation and shall receive payment of the Redemption Price therefor in cash. Redemption hereunder is subject to the legal availability of funds and to the extent delayed will occur as soon thereafter as funds are legally available therefor, with interest at the then current prime rate published in The Wall Street Journal under "Money Rates" on the business day immediately preceding the date of such redemption plus two percent (2%) per annum for the period of such delay; provided, however, that any such delay shall nevertheless be subject to the remedial voting rights described in Section (c) hereof.

     (f) Preemptive Rights. The holders of Preferred Stock shall have the right
         -----------------
of first refusal to purchase any New Securities (as defined in this Section (f)) that the Corporation may, from time to time, propose to sell and issue. This right shall be subject to the following provisions:

         (1)   New Securities Defined. "New Securities" shall mean any common
               ----------------------
     stock or preferred stock of the Corporation, whether now authorized or not, and rights, options or warrants to purchase said common stock or preferred stock and securities of any type whatsoever that are, or may become, convertible into said common stock or preferred stock; provided that "New Securities" does not include (a) securities purchased on the Original Issue Date, or securities issued upon conversion or exercise of or by reason of such securities; (b) securities offered to the public pursuant to a registration statement under the Securities Act of 1933, as amended; (c) securities issued pursuant to the acquisition of any product, technology, know-how or another corporation by the Corporation by (i) merger, (ii) purchase of all or substantially all of the assets, or (iii) any other reorganization whereby the Corporation owns over fifty percent (50%) of the voting power of such corporation; (d) shares of the Corporation's common stock or preferred stock issued in connection with any stock split, stock dividend or recapitalization by the Corporation; (e) shares of Class B Common Stock not to exceed 1,800,652 (provided that such number shall be appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events) issued pursuant to options, warrants or rights (whether presently outstanding or granted in the future) to purchase such shares of Class B Common Stock issuable to employees, officers, Board members or consultants of the Corporation or any subsidiary of the Corporation pursuant to bona fide employee stock option plans created in accordance with Section 422 of the Internal Revenue Code of 1986, as amended, or similar subsequent legislation or pursuant to a non-statutory stock option plan or non-statutory stock option agreements with terms substantially similar to such statutory plan or plans; provided that any such non-statutory stock option plan or agreements shall provide that any options thereunder not be granted for less than the fair market value of the stock into which they are exercisable; or (f) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to clauses (a) through (d) above.

         (2) In the event the Corporation proposes to undertake an issuance of New Securities, it shall give each holder of Preferred Stock written notice of its intention, describing the type of New Securities, the price, the closing date of the offering thereof, and the general terms upon which the Corporation proposes to issue the same. Such holder shall be entitled at any time during the offering of the New Securities to purchase some or all of his pro rata portion of such New Securities for the price and upon the general terms specified in the notice (and in any case at a price and upon general terms no more favorable to any of the other purchasers in such offering), by giving, within twenty (20) days after receiving such notice from the Corporation, written notice to the Corporation of such election stating therein the time and place of the closing of such purchase, which must be a date no later than ten (10) days following the closing date of the offering specified in the notice given by the Corporation or any extended closing date thereof. For purposes of this Section (f), each holder's pro rata portion of New Securities shall be equal to a fraction, the numerator of which is the number of shares of Preferred Stock owned by such holder and the denominator of which is the number of shares of Preferred Stock outstanding including the shares of Preferred Stock of such holder. Should any holder of Preferred Stock not elect to purchase his pro rata portion of such New Securities in full, the remaining holders of Preferred Stock having elected to purchase their pro rata portions shall have the right to purchase such remaining unpurchased portion in addition to their own, with each such holder having the right to purchase in the proportion that the number of shares of Preferred Stock owned by such holder (prior to receipt of the above described written notice by the Corporation) bears to the number of shares owned by all holders of Preferred Stock also electing to purchase such remaining New Securities. All such purchases shall be made within the same period specified for closing above.

         (3) Any offer by the Corporation of securities in addition to those specified in the notice described in Subsection (2) above, whether on the same or different terms as are specified therein, shall again require compliance by the Corporation with the terms of this Section (f).

         (4) The rights granted in this Section (f) shall terminate immediately prior to a Qualified Public Offering as defined in Subsection
     (d)(2) hereof.

     (g) Protective Provisions. In addition to any other rights provided by law,
         -----------------------
so long as any shares of Preferred Stock shall be outstanding, except where the vote or written consent of the holders of a greater number of shares is required by law or by the Certificate of Incorporation, without first obtaining the affirmative vote or written consent of the holders of not less than two-thirds of such outstanding shares of Preferred Stock, the Corporation shall not:

               (1) merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation, corporations, entity or entities (except into or with a wholly owned subsidiary corporation with the requisite stockholder approval and except in the case where the stockholders of the Corporation immediately prior to such event shall immediately thereafter hold as a group the right to cast at least a majority of the votes of all holders of voting securities of the resulting or surviving corporation);

               (2) sell, abandon, transfer, lease or otherwise dispose of all or substantially all its properties or assets;

               (3) voluntarily dissolve, liquidate, or wind up or carry out any partial liquidation, distribution or transaction in the nature of a partial liquidation or distribution;

               (4) create or authorize the creation or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Preferred Stock as to dividends, redemption and the distribution of assets on the liquidation, dissolution or winding up of the Corporation; increase the authorized amount of Preferred Stock; increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Preferred Stock as to dividends, redemption and the distribution of assets on the liquidation, dissolution or winding up of the Corporation; or create or authorize any obligation or security convertible into shares of Preferred Stock or into shares of any other class or series of stock whether voting or non-voting; regardless of whether any such creation, authorization or increase shall be by means of amendment to the Certificate of Incorporation, or by merger, consolidation or otherwise;

               (5) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws, or file any certificate of designations, preferences and rights of any series of stock of the Corporation, if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

               (6) pay any dividends with respect to any Common Stock;

               (7) issue any additional voting capital stock of the Corporation except shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock; or

               (8) amend the provisions of this Section (g).

     (h) Notices. Any notice required by the provision hereof to be given to the
         -------
holders of shares of Preferred Stock shall be deemed given as of the second business day following deposit with the United States Postal Service, first-class, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.